UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 24, 2009

PASHMINADEPOT.COM, INC.

(Exact name of registrant as specified in its charter)

Florida	333-151909	26-1703723
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9694 Royal Palm Boulevard, Coral Springs, FL	33069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	954-856-5718

___________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01	Other Events.

On March 10, 2009 the Board of Directors and holder of a majority of our issued and outstanding common stock adopted a resolution effecting an 10 for one forward stock split of the company’s issued and outstanding common stock and in conjunction therewith on March 11, 2009 we filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Florida. The forward stock split will be distributed to all shareholders of record on March 24, 2009. The effective time of the forward stock split will be close of business on March 26, 2009. All shareholders of record on the record date will receive 10 shares of common stock for every one share of common stock then owned. No cash will be paid or distributed as a result of the forward stock split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share. In addition, there will be no mandatory exchange of stock certificates. Our transfer agent, StockTrans, Inc. will distribute certificates representing the new shares. There will be no change in the company’s CUSIP number or our trading symbol on the OTCBB as a result of the forward stock split. It is anticipated that the common stock will be quoted on the OTCBB on a post-forward split basis beginning on March 27, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.3	Articles of Amendment to the Articles of Incorporation filed on March 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASHMINADEPOT.COM, INC.

Date: March 24, 2009	By: /s/ Edward Sanders Edward Sanders, President